Exhibit 99.1

For immediate release For more information contact:	Media — Bruce Amundson (253) 924-3047 Analysts — Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports Third Quarter Net Earnings of $211 Million, Or 85 Cents per Diluted Share, on Net Sales of $5.3 Billion

FEDERAL WAY, Wash. (Oct. 25, 2006) — Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $211 million, or 85 cents per diluted share, on net sales of $5.3 billion. This compares with $285 million, or $1.16 per diluted share, on net sales of $5.4 billion for the third quarter 2005.
Third quarter 2006 earnings include the following after-tax items:
•	A gain of $31 million, or 13 cents per diluted share, from the sale of the North American composites business.
•	A gain of $15 million, or 6 cents per diluted share, due to a reduction of the reserve for hardboard siding claims.
•	A charge of $25 million, or 10 cents per diluted share, for the additional impairment of assets related to the closure of the Prince Albert, Saskatchewan facility and the write-off of additional goodwill associated with the former BC Coastal business.
•	A charge of $18 million, or 7 cents per diluted share, for asset impairments and costs associated with facility closures or curtailments, primarily in the Wood Products segment.
•	A charge of $9 million, or 4 cents per diluted share, for impairment of real estate assets.
•	A charge of $6 million, or 2 cents per diluted share, related to the previously announced acquisition of OrganicID, a research and development company.
Third quarter 2005 earnings include the following after-tax items:
•	A gain of $75 million, or 31 cents per diluted share, for the sale of MAS Capital Management Partners, LP, a joint venture.
•	A charge of $19 million, or 8 cents per diluted share, for closure of facilities.
•	A loss of $14 million, or 6 cents per diluted share, for the early extinguishment of debt.
During third quarter 2006, Weyerhaeuser repurchased 5.3 million shares of common stock. As of the end of the third quarter, Weyerhaeuser has repurchased a total of 5.5 million shares of the 18 million-share repurchase previously authorized by the company’s board of directors.
“We anticipated the downturn in the housing market and transformed Weyerhaeuser into a more focused company to position it to be a strong performer during this market cycle,” said Steven R. Rogel, chairman, president and chief executive officer. “While anticipated, the housing market decline was more abrupt and drove wood products prices and demand into a deeper plunge than expected. We are taking the necessary actions to match our production to demand and over the long-term, remain confident about the residential housing market. We have the right strategies and combination of businesses to succeed and add value for shareholders.
“Our cellulose fiber, white papers and packaging businesses showed continued improved performance during the quarter,” Rogel said. “Some of this was the result of stronger pricing, but we also benefited from the decisive action we have taken to improve the ability of these businesses to meet customer demand. Such steps take time, but we are starting to benefit from the long-term changes they are creating within Weyerhaeuser.”

SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS
Millions (except per share data)	3Q 2006	3Q 2005	Change
Net earnings	$211	$285	($74)
Earnings per diluted share	$0.85	$1.16	($0.31)
Net sales	$5,328	$5,432	($104)

SEGMENT RESULTS FOR THIRD QUARTER
(Contributions to Pre-Tax Earnings)
Millions	3Q 2006	3Q 2005	Change
Timberlands	$178	$191	($13)
Wood Products	$11	$124	($113)
Cellulose Fiber and White Papers	$115	($2)	$117
Containerboard, Packaging and Recycling	$96	$36	$60
Real Estate and Related Assets	$135	$145	($10)

TIMBERLANDS
	3Q 2006	2Q 2006	Change

Contribution to pre-tax earnings (millions)	$178	$224	($46)
Third quarter earnings decreased from second quarter 2006 due to the timing of sales of non-strategic properties, seasonally reduced fee harvest levels and the adverse effect of falling lumber prices on domestic log prices. Third quarter costs benefited from the absence of salvage logging expense with the completion of the Hurricane Katrina cleanup in the second quarter.
Weyerhaeuser expects lower fourth quarter earnings for the segment compared with the third quarter due to decreased demand for lumber which will result in lower domestic log prices.

WOOD PRODUCTS
3Q 2006		2Q 2006	Change
Contribution to pre-tax earnings (millions)	$11	$131	($120)
Third quarter contribution to earnings included a $51 million gain on the sale of the company’s North American composites business, $23 million of income related to a reduction in the reserve for hardboard siding claims, and charges of $17 million for the impairment of fixed assets associated with mill closures and curtailments. Excluding these items, contribution to earnings decreased $177 million from the second quarter.
Lower prices and volumes contributed to the lower earnings. Weaker prices in lumber, plywood and oriented strand board caused by normal seasonal declines in demand and the weakening housing market were significant factors in the earnings decline. Lower wood product shipment volumes and the loss of ongoing earnings from the North American composites business, which Weyerhaeuser sold in late July, also contributed to the decline. Manufacturing costs did not vary significantly from quarter to quarter.
Weyerhaeuser expects the segment to continue to operate at a loss in the fourth quarter.
The company incurred $7 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the third quarter of 2006. The Canadian softwood lumber agreement became effective on Oct. 12, and at current price levels, the company will pay a 15 percent tax on lumber produced by its Canadian mills exported to the United States. This compares to the duty deposit rate of 13.13 percent in effect since December 2005. The company expects to receive a refund of duty based on the outcome of the new agreement.

CELLULOSE FIBER AND WHITE PAPERS
	3Q 2006	2Q 2006	Change
Contribution to pre-tax earnings (millions)	$115	$23	$92

Fine paper and cellulose fiber products experienced stronger market conditions in the third quarter, resulting in the realization of higher prices. Sales volumes for fine paper and cellulose fiber declined slightly in the third quarter because of the second-quarter closures of a paper machine at Dryden, Ontario and the Prince Albert, Saskatchewan pulp mill.
Third quarter manufacturing costs for fine paper and cellulose fiber decreased significantly from the second quarter when the company incurred shutdowns for annual mill maintenance, capital upgrades and power interruptions. Productivity improved in the third quarter and energy, chemicals and maintenance costs decreased.
Weyerhaeuser expects fourth quarter earnings for the segment to be similar to third quarter.

CONTAINERBOARD, PACKAGING AND RECYCLING
	3Q 2006	2Q 2006	Change
Contribution to pre-tax earnings (millions)	$96	$74	$22
Third quarter 2006 results included charges of $6 million for costs associated with facility closures and workforce reductions related to the continued implementation of the segment’s new business model. Second quarter 2006 results included charges of $18 million for restructuring costs associated with implementing the segment’s new business model and charges of $5 million related to facility closures. Excluding these items, third quarter earnings improved $5 million compared with the second quarter.
During the third quarter, the company completed the implementation of the previously announced price increases for containerboard and packaging. Significantly higher costs for old corrugated containerboard (OCC), rising wood chip costs and a seasonal decline in packaging shipments to the produce market segment partially offset the effect from higher prices. In addition, packaging volumes were down as the company exited certain low-margin business.
Weyerhaeuser expects fourth quarter earnings for the segment to be comparable with third quarter results. Shipments are expected to increase and OCC costs are expected to decline from third quarter levels. Rapidly rising wood chip costs, primarily on the West Coast, and seasonally higher energy usage are expected to offset higher packaging shipments and lower OCC costs.

REAL ESTATE AND RELATED ASSETS
	3Q 2006	2Q 2006	Change
Contribution to pre-tax earnings (millions)	$135	$123	$12
Third quarter single-family home closing volume was comparable to the second quarter. Higher prices for single-family homes closed and lower overhead contributed to the third quarter earnings increase, partially offset by $14 million in impairment charges for two real estate projects.
Closing volumes were greater than new sales in the third quarter, decreasing the backlog of homes sold, but not closed, to approximately 4.5 months’ sales.
Weyerhaeuser expects earnings from real estate and related assets to increase in the fourth quarter because of seasonally higher closing volumes, which are expected to be partially offset by lower margins. The company expects fourth quarter earnings to be substantially below last year’s fourth quarter performance.
ABOUT WEYERHAEUSER
     Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2005, sales were $22.6 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

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EARNINGS CALL INFORMATION
The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 25 to discuss third quarter results.
To access the conference call from within North America, dial 1-888-221-5699 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-706-643-3795. Replays will be available for one week at 1-800-642-1687 (access code — 2336060) from within North America and at 1-706-645-9291 (access code — 2336060) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q3 2006 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the fourth quarter 2006; expected earnings and performance of the company’s business segments during the fourth quarter 2006, demand and pricing for the company’s products in the fourth quarter 2006, lower domestic log prices in the fourth quarter 2006, lower prices and reduced shipment volumes for lumber, oriented strand board, and engineered lumber products in the fourth quarter 2006, higher wood products manufacturing costs due to lower production volumes in the fourth quarter 2006, expected refunds of softwood lumber duties, seasonal increases in real estate earnings, higher raw material and energy costs in the fourth quarter 2006 and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;
•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;
•	Energy prices;
•	Raw material prices;
•	Chemical prices;
•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;
•	The successful execution of internal performance plans;
•	The level of competition from domestic and foreign producers;
•	The effect of forestry, land use, environmental and other governmental policies and regulations, and changes in accounting regulations;
•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;
•	Transportation costs;
•	Legal proceedings;
•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.